Filed Pursuant to Rule 424(b)(2)
Registration No. 333-134219

This Prospectus Supplement and the accompanying Prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but are not complete and may be changed. This Prospectus Supplement and the accompanying Prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2006

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated November 9, 2006)
$200,000,000

Series E    % Senior Notes
due November 15, 2036

This is a public offering by Southern Power Company of $200,000,000 of Series E    % Senior Notes due November 15, 2036. Interest on the Series E Senior Notes is payable semiannually in arrears on May 15 and November 15 of each year, beginning May 15, 2007.

Southern Power Company may redeem the Series E Senior Notes, in whole or in part, at any time (i) if the redemption date is prior to November 15, 2016, at a price equal to 100% of the principal amount of the Series E Senior Notes to be redeemed plus a make-whole premium, or (ii) if the redemption date is on or after November 15, 2016 and prior to maturity, at a price equal to 100% of the principal amount of the Series E Senior Notes to be redeemed, together, in both cases, with accrued and unpaid interest to the redemption dates as described under “Description of the Series E Senior Notes — Optional Redemption.”

The Series E Senior Notes are unsecured and unsubordinated and rank equally with all of Southern Power Company’s other unsecured and unsubordinated indebtedness from time to time outstanding and will be effectively subordinated to all secured indebtedness of Southern Power Company.

See “RISK FACTORS” on page S-3 for a description of certain risks associated with investing in the Series E Senior Notes.

Per Series
E Senior
	Note		Total
Public Offering Price (1) Underwriting Discount Proceeds to Southern Power Company		% % %	$ $ $

(1)	Plus accrued interest, if any, from the date of original issuance of the Series E Senior Notes, which is expected to be November , 2006.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The Series E Senior Notes should be delivered on or about November   , 2006 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Citigroup	Lehman Brothers

Co-Managers

Lazard Capital Markets	Morgan Keegan & Company, Inc.

November   , 2006

In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement, the accompanying Prospectus and any written communication from Southern Power Company or the underwriters specifying the final terms of the offering. We have not, and the underwriters have not, authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

We are offering to sell the Series E Senior Notes only in places where sales are permitted.

You should not assume that the information contained or incorporated by reference in this Prospectus Supplement, the accompanying Prospectus or any written communication from Southern Power Company or the underwriters specifying the final terms of this offering, including information incorporated by reference, is accurate as of any date other than its respective date.

RISK FACTORS

Investing in the Series E Senior Notes involves risk. Please see the risk factors in Southern Power Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, along with the disclosure related to risk factors contained in Southern Power Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, which are all incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to Southern Power Company or that Southern Power Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series E Senior Notes.

THE COMPANY

Southern Power Company (the “Company”) is a corporation organized under the laws of the State of Delaware on January 8, 2001. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Boulevard, N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000.

The Company is a wholly-owned subsidiary of The Southern Company (“Southern”) and an operating public utility. The Company constructs, owns and manages generating facilities and sells the output at market-based rates in the wholesale market. The electricity is primarily sold under long-term, fixed price capacity contracts both with unaffiliated wholesale purchasers as well as with Southern’s retail operating companies. The Company’s business activities are not subject to the traditional state regulation of utilities but are subject to regulation by the Federal Energy Regulatory Commission.

SELECTED FINANCIAL INFORMATION

The following selected financial data for the years ended December 31, 2001 through December 31, 2005 has been derived from the Company’s audited financial statements and related notes and the unaudited selected financial data, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data for the nine months ended September 30, 2006 has been derived from the Company’s unaudited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management’s discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

						Nine
						Months
						Ended
	Year Ended December 31,					September 30,
	2001	2002	2003	2004	2005	2006(1)
	(Millions, except ratios)

Operating Revenues	$29	$299	$682	$701	$781	$603
Earnings Before Income Taxes	11	83	240	184	187	163
Net Income	8	54	155	112	115	98
Ratio of Earnings to Fixed Charges(2)	3.36	2.07	3.97	3.00	3.35	3.53

	Capitalization
	As of September 30, 2006
	Actual	As Adjusted(3)
	(Millions, except percentages)

Common Stockholder’s Equity	$1,012	$1,013	43.8%
Senior Notes	1,100	1,300	56.2
Unamortized Debt Discount	(1)	(1)	—

Total, excluding amounts due within one year	$2,111	$2,312	100.0%

(1)	Due to seasonal variations in the demand for energy, operating results for the nine months ended September 30, 2006 do not necessarily indicate operating results for the entire year.

(2)	This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings Before Income Taxes” “Interest expense, net of amounts capitalized”; and (ii) “Fixed Charges” consist of “Interest expense, net of amounts capitalized,” plus interest expense capitalized.

(3)	Reflects: (i) an increase in capital of approximately $1,000,000 in October 2006 related to contributions from Southern and (ii) the issuance of the Series E Senior Notes.

USE OF PROCEEDS

The proceeds from the sale of the Series E Senior Notes will be used by the Company to repay a portion of its outstanding short-term indebtedness, which aggregated approximately $291,000,000 as of November 10, 2006, and for other general corporate purposes, including the Company’s continuous construction program.

DESCRIPTION OF THE SERIES E SENIOR NOTES

Set forth below is a description of the specific terms of the Series E     % Senior Notes due November 15, 2036 (the “Series E Senior Notes”). This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption “Description of the Senior Notes.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture (the “Senior Note Indenture”) dated as of June 1, 2002, as supplemented, between the Company and The Bank of New York, as trustee (the “Senior Note Indenture Trustee”).

General

The Series E Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series E Senior Notes will be initially issued in the aggregate principal amount of $200,000,000. The Company may, at any time and without the consent of the holders of the Series E Senior Notes, issue additional notes having the same ranking and interest rate, maturity and other terms as the Series E Senior Notes (except for the issue price and issue date). Any additional notes having such similar terms, together with the Series E Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.

The entire principal amount of the Series E Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on November 15, 2036. The Series E Senior Notes are not subject to any sinking fund provision. The Series E Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

Interest

Each Series E Senior Note will bear interest at the rate of     % per year (the “Securities Rate”) from the date of original issuance, payable semiannually in arrears on May 15 and November 15 of each year (each, an “Interest Payment Date”) to the person in whose name such Series E Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date (whether or not a Business Day). The initial Interest Payment Date is May 15, 2007. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series E Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. “Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee’s corporate trust office is closed for business.

Ranking

The Series E Senior Notes will be direct, unsecured and unsubordinated obligations of the Company and will rank equally with all other existing and future unsecured and unsubordinated obligations of the Company. The Series E Senior Notes will be effectively subordinated to all future secured debt of the Company to the extent of the collateral securing such debt. At September 30, 2006, the Company had no outstanding secured debt. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

Optional Redemption

The Series E Senior Notes will be subject to redemption at the option of the Company in whole or in part at any time and from time to time upon not less than 30 nor more than 60 days’ notice. The Company shall have the right to redeem the Series E Senior Notes in whole or in part at a redemption price equal to:

(i) if the redemption date is prior to November 15, 2016, the greater of (1) 100% of the principal amount of the Series E Senior Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the Series E Senior Notes being redeemed to November 15, 2016 (for purposes of this calculation, the remaining scheduled payment of principal is deemed payable on November 15, 2016 (the “Initial Redemption Date”) and the remaining scheduled payments of interest are those interest payments payable on or before the Initial Redemption Date) (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield (as defined below) plus      basis points; or

(ii) if the redemption date is on or after November 15, 2016 and prior to maturity, at a redemption price equal to 100% of the principal amount of the Series E Senior Notes to be redeemed,

plus, in each case, accrued interest thereon to the date of redemption.

“Treasury Yield” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term to the Initial Redemption Date of the Series E Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term to the Initial Redemption Date of the Series E Senior Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Company and reasonably acceptable to the Senior Note Indenture Trustee.

“Reference Treasury Dealer” means a primary U.S. Government securities dealer in New York City appointed by the Company and reasonably acceptable to the Senior Note Indenture Trustee.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day in New York City preceding such redemption date).

If notice of redemption is given as aforesaid, the Series E Senior Notes so to be redeemed shall, on the date of redemption, become due and payable at the redemption price together with any accrued interest thereon, and from and after such date (unless the Company shall default in the payment of the redemption price and accrued interest) such Series E Senior Notes shall cease to bear interest. If any Series E Senior Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the date of redemption at the Securities Rate. See “Description of the Senior Notes — Events of Default” in the accompanying Prospectus.

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series E Senior Notes by tender, in the open market or by private agreement.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company (“DTC”) will act as the initial securities depository for the Series E Senior Notes. The Series E Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Series E Senior Notes certificates will be issued, representing in the aggregate the total principal amount of the Series E Senior Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “1934 Act”). DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s, a division of The McGraw Hill Companies, Inc., highest rating: AAA. The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of Series E Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series E Senior Notes on DTC’s records. The ownership interest of each actual purchaser of Series E Senior Notes (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series E Senior Notes. Transfers of ownership interests in the Series E Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series E Senior Notes, except in the event that use of the book-entry system for the Series E Senior Notes is discontinued.

To facilitate subsequent transfers, all Series E Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series E Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series E Senior Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Series E Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the Series E Senior Notes are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such Series E Senior Notes to be redeemed.

Although voting with respect to the Series E Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Series E Senior Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Series E Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Series E Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner of a global Series E Senior Note will not be entitled to receive physical delivery of Series E Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series E Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series E Senior Note.

DTC may discontinue providing its services as securities depository with respect to the Series E Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Series E Senior Notes certificates will be required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Series E Senior Notes. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company’s decision, but will only withdraw beneficial interests from a global Series E Senior Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series E Senior Notes will be printed and delivered to the applicable Direct or Indirect Participant.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement (the “Underwriting Agreement”), the Company has agreed to sell to each of the underwriters named below (the “Underwriters”) and each of the Underwriters has severally agreed to purchase from the Company the principal amount of the Series E Senior Notes set forth opposite its name below:

Principal Amount
of Series
E Senior
Underwriters	Notes

Citigroup Global Markets Inc.	$
Lehman Brothers Inc.
Lazard Capital Markets LLC
Morgan Keegan & Company, Inc.

Total	$200,000,000

In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Series E Senior Notes offered hereby, if any of the Series E Senior Notes are purchased.

The Underwriters propose to offer the Series E Senior Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and may offer them to certain securities dealers at such price less a concession not in excess of     % of the principal amount per Series E Senior Note. The Underwriters may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount per Series E Senior Note to certain brokers and dealers. After the initial public offering, the offering price and other selling terms may from time to time be varied by the Underwriters.

The Series E Senior Notes are a new issue of securities with no established trading market. The Series E Senior Notes will not be listed on any securities exchange or on any automated dealer quotation system. The Underwriters may make a market in the Series E Senior Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series E Senior Notes or that an active public market for the Series E Senior Notes will develop. If an active public trading market for the Series E Senior Notes does not develop, the market price and liquidity of the Series E Senior Notes may be adversely affected.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The Company’s expenses associated with the offer and sale of the Series E Senior Notes are estimated to be $290,000.

The Company has agreed with the Underwriters, that during the period 15 days from the date of the Underwriting Agreement, it will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series E Senior Notes, any security convertible into, exchangeable into or exercisable for the Series E Senior Notes or any debt securities substantially similar to the Series E Senior Notes (except for the Series E Senior Notes issued pursuant to the Underwriting Agreement), without the prior written consent of Citigroup Global Markets Inc. and Lehman Brothers Inc. This agreement does not apply to issuances of commercial paper or other debt securities with scheduled maturities of less than one year.

In order to facilitate the offering of the Series E Senior Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series E Senior Notes. Specifically, the Underwriters may over-allot in connection with the offering, creating short positions in the Series E Senior Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Series E Senior Notes, the Underwriters may bid for, and purchase, Series E Senior Notes in the open market. The Underwriters may reclaim selling concessions allowed to an Underwriter or dealer for distributing Series E Senior Notes in the offering, if the Underwriters repurchase previously distributed Series E Senior Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the

Series E Senior Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time without notice.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series E Senior Notes. In addition, neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

It is expected that delivery of the Series E Senior Notes will be made, against payment for the Series E Senior Notes, on or about November   , 2006 which will be the      business day following the pricing of the Series E Senior Notes. Under Rule 15c6-1 under the 1934 Act, purchases or sales of securities in the secondary market generally are required to settle within three business days (T+3), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the Series E Senior Notes who wish to trade the Series E Senior Notes on the date of this Prospectus Supplement or the  succeeding business day will be required, because the Series E Senior Notes initially will settle within     business days (T+ ), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Series E Senior Notes who wish to trade on the date of this Prospectus Supplement or the next succeeding business day should consult their own legal advisors.

Lazard Capital Markets LLC (“Lazard Capital Markets”) has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc. (“MUS(USA)”) pursuant to which MUS(USA) provides certain advisory and/or other services to Lazard Capital Markets, including in respect of this offering. In return for the provision of such services by MUS(USA) to Lazard Capital Markets, Lazard Capital Markets will pay to MUS(USA) a mutually agreed upon fee.

Certain of the Underwriters and their affiliates have engaged and may in the future engage in transactions with, and, from time to time, have performed and may perform investment banking and/or commercial banking services for, the Company and its affiliates in the ordinary course of business, for which they have received and will receive customary compensation.

PROSPECTUS

$500,000,000
Southern Power Company
Preferred Stock
Preference Stock
Senior Notes

We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.

See “Risk Factors” on page 2 for information on certain risks related to the purchase of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated November 9, 2006

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “1933 Act”). Under the shelf process, Southern Power Company (the “Company”) may sell, in one or more transactions,

• preferred stock (the “Preferred Stock”)

• preference stock (the “Preference Stock”)

• senior notes (the “Senior Notes”)

in one or more offerings not to exceed a total dollar amount of $500,000,000. This Prospectus provides a general description of those securities. Each time the Company sells securities, the Company will provide a prospectus supplement that will contain specific information about the terms of that offering (each a “Prospectus Supplement”). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with additional information under the heading “Available Information.”

RISK FACTORS

Investing in the Company’s securities involves risk. Please see the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, along with the disclosure related to risk factors contained in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, which are incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus. The risks and uncertainties described are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company deems immaterial may also impair its business operations, its financial results and the value of its securities.

AVAILABLE INFORMATION

The Company has filed with the Commission a registration statement on Form S-3 (the “Registration Statement,” which term encompasses additional information and exhibits to the Registration Statement) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, to which reference is made.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports and other information with the Commission. Such reports and other information can be inspected and copied at the Public Reference Room of the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated by reference in this Prospectus and made a part of this Prospectus:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and

(c)	the Company’s Current Reports on Form 8-K dated May 6, 2006, May 31, 2006, July 7, 2006 and August 31, 2006.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of the initial filing of the Registration Statement and prior to the effectiveness of the Registration Statement and subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and made a part of this Prospectus from the date of filing of such documents; provided, however, the Company is not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated in this Prospectus by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference). Such requests should be directed to Southern Power Company, Chief Financial Officer, 30 Ivan Allen Jr. Boulevard, N.W., Atlanta, Georgia 30308, telephone: (404) 506-5000.

SOUTHERN POWER COMPANY

The Company is a corporation organized under the laws of the State of Delaware on January 8, 2001. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Boulevard, N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000.

The Company is a wholly-owned subsidiary of The Southern Company (“Southern”) and an operating public utility. The Company constructs, owns and manages generating facilities and sells the output at market-based rates in the wholesale market. The electricity is primarily sold under long-term, fixed price capacity contracts both with unaffiliated wholesale purchasers as well as with Southern’s retail operating companies. The Company’s business activities are not subject to the traditional state regulation of utilities but are subject to regulation by the Federal Energy Regulatory Commission.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the Ratio of Earnings to Fixed Charges for the periods indicated.

						Nine
						Months
						Ended
	Year Ended December 31,					September 30,
	2001	2002	2003	2004	2005	2006(1)

Ratio of Earnings to Fixed Charges(2)	3.36	2.07	3.97	3.00	3.35	3.53

(1)	Due to seasonal variations in the demand for energy, operating results for the nine months ended September 30, 2006 do not necessarily indicate operating results for the entire year.
(2)	This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings Before Income Taxes” “Interest expense, net of amounts capitalized” and (ii) “Fixed Charges” consist of “Interest expense, net of amounts capitalized” plus interest expense capitalized.

The Company currently has no preference equity securities outstanding and accordingly has no obligation to pay preference dividends. If the Company issues Preferred Stock or Preference Stock, the appropriate Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements will be included in each applicable Prospectus Supplement.

USE OF PROCEEDS

Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Company from the sale of its Preferred Stock, Preference Stock or Senior Notes will be used in connection with its ongoing construction program, to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes.

DESCRIPTION OF THE PREFERRED STOCK

Preferred Stock is a proposed class of capital stock of the Company that will rank senior to the Preference Stock and the Company’s common stock. An amendment to the Company’s Certificate of Incorporation establishing the Preferred Stock is required to be submitted for adoption by the stockholders of the Company, and, if adopted, the Company will be authorized to issue Preferred Stock. The Board of Directors will determine the specific terms, rights, preferences, limitations and restrictions of each series of Preferred Stock and such provisions will be included in a subsequent amendment to the Company’s Certificate of Incorporation for each series. The Prospectus Supplement for a series of Preferred Stock will describe the terms, rights, preferences, limitations and restrictions of the Preferred Stock offered by that Prospectus Supplement. A copy of such amendments to the Company’s Certificate of Incorporation will be filed as exhibits to the Registration Statement of which this Prospectus forms a part.

The terms, rights, preferences, limitations and restrictions of the Preferred Stock to be determined and set forth in the applicable Prospectus Supplement include the following: (i) the total number of shares of Preferred Stock authorized to be issued; (ii) the designation of the series; (iii) the total number of shares of a series being offered; (iv) the general and special voting rights of such shares, if any; (v) the price or prices at which shares will be offered and sold; (vi) the dividend rate, period and payment date or method of calculation applicable to the Preferred Stock; (vii) the date from which dividends on the Preferred Stock accumulate, if applicable; (viii) the mandatory or optional sinking fund, purchase fund or similar provisions, if any; (ix) the dates, prices and other terms of any optional or mandatory redemption; (x) the procedures for auction and remarketing, if any, of the shares; (xi) any listing of the shares on a securities exchange; and (xii) any other specific terms, preferences, rights, limitations or restrictions.

DESCRIPTION OF THE PREFERENCE STOCK

Preference Stock is a proposed class of capital stock of the Company that will rank junior to the Preferred Stock and senior to the Company’s common stock. An amendment to the Company’s Certificate of Incorporation establishing the Preference Stock is required to be submitted for adoption by the stockholders of the Company, and, if adopted, the Company will be authorized to issue Preference Stock. The Board of Directors will determine the specific terms, rights, preferences, limitations and restrictions of each series of Preference Stock and such provisions will be included in a subsequent amendment to the Company’s Certificate of Incorporation for each series. The Prospectus Supplement for a series of Preference Stock will describe the terms, rights, preferences, limitations and restrictions of the Preference Stock offered by that Prospectus Supplement. A copy of such amendments to the Company’s Certificate of Incorporation will be filed as exhibits to the Registration Statement of which this Prospectus forms a part.

The terms, rights, preferences, limitations and restrictions of the Preference Stock to be determined and set forth in the applicable Prospectus Supplement include the following: (i) the total number of shares of Preference Stock authorized to be issued, (ii) the designation of the series; (iii) the total number of shares of a series being offered; (iv) the general or special voting rights of such shares, if any; (v) the price or prices at which shares will be offered and sold; (vi) the dividend rate, period and payment date or method of calculation applicable to the Preference Stock; (vii) the date from which dividends on the Preference Stock accumulate, if applicable; (viii) the mandatory or optional sinking fund, purchase fund or similar provisions, if any; (ix) the dates, prices and other terms of any optional or mandatory redemption; (x) the procedures for auction and remarketing, if any, of the shares; (xi) any listing of the shares on a securities exchange; and (xii) any other specific terms, preferences, rights, limitations or restrictions.

DESCRIPTION OF THE SENIOR NOTES

Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture, dated as of June 1, 2002, between the Company and The Bank of New York, as trustee (the “Senior Note Indenture Trustee”), as to be supplemented by a supplemental indenture establishing the Senior Notes of each series (the Senior Note Indenture, as supplemented, is referred to as the “Senior Note Indenture”), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939, as amended. Certain capitalized terms used in this Prospectus are defined in the Senior Note Indenture.

General

The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank equally with all other unsecured and unsubordinated debt of the Company. The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued under the Senior Note Indenture and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture. The Senior Note Indenture gives the Company the ability to reopen a previous issue of Senior Notes and issue additional Senior Notes of such series, unless otherwise provided.

Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered by such Prospectus Supplement: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the denominations in which such Senior Notes shall be issuable; (ix) if other than the principal amount of such Senior Notes, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity of such Senior Notes; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xi) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xii) any other terms of such Senior Notes.

The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company.

Events of Default

The Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Senior Notes of such series:

(a) failure for 30 days to pay interest on the Senior Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; or

(b) failure to pay principal or premium, if any, or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or

(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or

(d) failure to observe or perform any other covenant or agreement of the Company in the Senior Note Indenture (other than a covenant or agreement which has expressly been included in the Senior Note Indenture solely for the benefit of one or more series of Senior Notes other than such series) for 30 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or

(e) certain events of bankruptcy, insolvency or reorganization of the Company or a Subsidiary; or

(f) any other default provided with respect to the Senior Notes of such series in the supplemental indenture authorizing the Senior Notes of such series.

The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series, subject to certain limitations specified in the Senior Note Indenture, provided that the holders shall have offered to the Senior Note Indenture Trustee reasonable indemnity against expenses and liabilities.

If an Event of Default (other than an Event of Default based on an event of the Company’s bankruptcy, insolvency or reorganization) shall occur and be continuing, either the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate principal amount of the Senior Notes of such series may, by written notice to the Company (and to the Senior Note Indenture Trustee if given by holders), declare the principal of and accrued interest on the Senior Notes to be immediately due and payable, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal, premium or interest) may be waived by the holders of a majority in aggregate principal amount of Senior Notes of such series. If an Event of Default due to the Company’s bankruptcy, insolvency or reorganization occurs, all unpaid principal, premium, if any, and interest in respect of the Senior Notes issued under the Senior Note Indenture will automatically become due and payable without any declaration or other act on the part of the Senior Note Indenture Trustee or any holder. The occurrence of an event described in (e) above with respect to a Subsidiary shall not constitute an Event of Default if (x) the creditors of such Subsidiary have no recourse to the Company or (y) such Subsidiary is not a “significant subsidiary” as defined in Regulation S-X under the 1933 Act.

The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series affected.

Registration and Transfer

The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.

Payment and Paying Agent

Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Note Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes from that time forward will look only to the Company for payment of such principal and interest.

Modification

The Senior Note Indenture contains provisions permitting the Company and the Senior Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series that is affected, to modify the Senior Note Indenture or the rights of the holders of the Senior Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Senior Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount of any Senior Note or the rate of interest on any Senior Note or any premium payable upon the redemption of any Senior Note, or change the method of calculating the rate of interest on any Senior Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Senior Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults under the Senior Note Indenture and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note that is affected.

In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Senior Notes.

Consolidation, Merger and Sale

The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (i) such other corporation or person is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) the Company has delivered to the Senior Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.

Information Concerning the Senior Note Indenture Trustee

The Senior Note Indenture Trustee, prior to an Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case an Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

The Company and certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York. The Bank of New York and certain of its affiliates also serve as trustee under other indentures pursuant to which securities of certain affiliates of the Company are outstanding.

Governing Law

The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Miscellaneous

The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties to the Senior Note Indenture and their respective successors and assigns.

PLAN OF DISTRIBUTION

The Company may sell the Preferred Stock, Preference Stock and Senior Notes in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to each series of Preferred Stock, Preference Stock or Senior Notes will set forth the terms of the offering of such Preferred Stock, Preference Stock or Senior Notes, including the name or names of any underwriters or agents, the purchase price of such Preferred Stock, Preference Stock or Senior Notes and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Preferred Stock, Preference Stock or Senior Notes may be listed.

If underwriters participate in the sale, such Preferred Stock, Preference Stock or Senior Notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of Preferred Stock, Preference Stock or Senior Notes will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of Preferred Stock, Preference Stock or Senior Notes, if any are purchased.

Underwriters and agents may be entitled under agreements entered into with the Company to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

Each series of Preferred Stock, Preference Stock or Senior Notes will be a new issue of securities and will have no established trading market. Any underwriters to whom Preferred Stock, Preference Stock or Senior Notes are sold for public offering and sale may make a market in such Preferred Stock, Preference Stock or Senior Notes, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Preferred Stock, Preference Stock or Senior Notes may or may not be listed on a national securities exchange.

LEGAL MATTERS

The validity of the Preferred Stock, Preference Stock and Senior Notes and certain matters relating to such securities will be passed upon on behalf of the Company by Balch & Bingham LLP, Birmingham, Alabama, and Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York. From time to time Dewey Ballantine LLP acts as counsel to affiliates of the Company for some matters.

EXPERTS

The financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$200,000,000

Series E    % Senior Notes
due November 15, 2036

PROSPECTUS SUPPLEMENT
November   , 2006

Joint Book-Running Managers

Citigroup	Lehman Brothers

Co-Managers

Lazard Capital Markets	Morgan Keegan & Company, Inc.